Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, Minnesota 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC TO PRESENT AT CITIGROUP CHEMICAL CONFERENCE

ON DECEMBER 7, 2005

PLYMOUTH, MN – December 6, 2005, The Mosaic Company (NYSE: MOS) today announced that Fritz Corrigan, President and Chief Executive Officer of Mosaic, will present at the 16th Annual Citigroup Chemical Conference in New York on Wednesday, December 7, 2005. The presentation is scheduled for 2:20 p.m. EST and will be Webcast, both live and as a replay. It can be accessed by visiting Mosaic’s web site at www.mosaicco.com/investors.

Corrigan’s presentation will address Mosaic’s outlook for the remainder of fiscal 2006, which will include comments on a recent slowdown in the fertilizer market due to rising energy costs, low grain prices, weaker export markets and delayed purchasing decisions by dealers. As a result, Mosaic’s finished product inventories are expected to increase from recent levels and margins are expected to be under increasing pressure. These conditions are likely to persist in the third quarter, beyond normal seasonal patterns. Mosaic’s fourth quarter, however, is expected to be stronger following the typical crop nutrient seasonal pattern.

In connection with the slowdown in sales, Mosaic recently announced a cutback in the production of finished phosphate products of 400,000 to 600,000 tonnes as well as approximately 200,000 tonnes in its potash business. These reduced operating rates will result in higher costs per tonne of product produced and shipped in the second half of the fiscal year due to higher fixed cost absorption charges. “We will continue to take the necessary steps to manage our inventory levels and balance our supply to meet current purchasing activity, including additional cutbacks if warranted,” Corrigan said.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

###

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets, raw material and energy markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.